Exhibit 10.54

AMENDMENT FIVE

TO THE

TORCHMARK CORPORATION

SAVINGS AND INVESTMENT PLAN

(As Restated Effective January 1, 2009)

Pursuant to Sections 13.1 and 14.7 of the Torchmark Corporation Savings and Investment Plan (the “Thrift Plan”), Torchmark Corporation (the “Company”) hereby amends the Thrift Plan effective November 28, 2011 (except as otherwise provided below) to merge the Profit Sharing and Retirement Plan of Liberty National Life Insurance Company (the “Profit Sharing Plan”) into the Thrift Plan, as follows:

1.      New Section 7.14 is added to the Thrift Plan effective January 1, 2009 and also amends the merged Profit Sharing Plan retroactively to January 1, 2009, and shall read as follows:

7.14 2009 RMD Suspension. Notwithstanding the foregoing provisions of Sections 7.10—7.13, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (i) equal to the 2009 RMDs or (ii) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s designated Beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. In addition, and solely for purposes of applying the direct rollover provisions of the Plan, distributions of 2009 RMDs and Extended 2009 RMDs will be treated as Eligible Rollover Distributions.

2.	Section 1.1 of the Thrift Plan is replaced in its entirety and shall read as follows:

Account. A separate account for each Participant consisting of an Employer Contributions Account, a Participant Contributions Account, a Salary Deferral Account, a Matching Contributions Account, a Rollover Account, and a Merged Profit Sharing Account, as the case may be.

3.	Section 3.1 of the Thrift Plan is replaced in its entirety and shall read as follows:

3.1 Establishment of Accounts. A Salary Deferral Account, a Matching Account, and, if applicable, a Participant Contributions Account, an Employer Contributions Account, a Rollover Account and a Merged Profit Sharing Account shall be established for each Participant as applicable. All Contributions by or on behalf of a Participant shall be deposited to the appropriate Account.

4.      A new sentence is added at the end of the second paragraph of Section 3.6 of the Thrift Plan effective January 1, 2011, and shall read as follows:

Compensation for this purpose shall satisfy Regulation § 1.414(s).

5.	New Section 3.16 is added to the Thrift Plan and shall read as follows:

3.16 Merged Profit Sharing Account. A separate account shall be established and maintained for each Participant who had an account in the Profit Sharing Plan on November 28, 2011, the date on which such plan was merged into this Plan. Each such Participant’s Merged Profit Sharing Account shall be credited with the amount received by this Plan in the merger on behalf of such Participant, which amount shall be fully vested. No additional contributions shall be made to the Merged Profit Sharing Account.

6.	New Section 6.11 is added to the Thrift Plan and shall read as follows:

6.11 Black Out Period. Effective as of November 28, 2011, there shall be a black out period during which, notwithstanding anything in the Plan to the contrary, there shall not be allowed any transfers to or between Investment Funds or withdrawals, loans or distributions of benefits, with respect to the Merged Profit Sharing Accounts. The black out period shall last as long as necessary to complete the consolidation of record keeping functions and transfer of assets and liabilities in connection with the merger of the Profit Sharing Plan of Liberty National Life Insurance Company with and into the Plan.

7.	New Section 9.2.4 is added to the Plan and shall read as follows:

9.2.4 If a Participant fails to designate a Beneficiary in accordance with Sections 9.2.1-9.2.3 and such Participant has benefits in the Merged Profit Sharing Account, then the Participant’s Beneficiary shall be determined under the most recent designation of beneficiary made by the Participant under the Profit Sharing and Retirement Plan of Liberty National Life Insurance Company, if one. Absent a designation under this Plan or under the Profit Sharing and Retirement Plan of Liberty National Life Insurance Company, the Participant’s Beneficiary shall be the Participant’s Surviving Spouse. If the Participant does not have a Surviving Spouse, then the Beneficiary shall be the Participant’s estate.

8.	New Section 14.16 is added to the Thrift Plan and shall read as follows:

The Merged Profit Sharing Account shall preserve the Profit Sharing and Retirement Plan of Liberty National Life Insurance Company offset for purposes of calculating benefits under the Torchmark Corporation Pension Plan. The offset provided by the Profit Sharing and Retirement Plan of Liberty National Life Insurance Company benefit shall be provided by the Merged Profit Sharing Account benefit.

Done this the _____ day of November, 2011.

TORCHMARK CORPORATION

By:

    Its:

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